ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Deep Well Oil & Gas, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation of the Corporation are hereby amended by deleting the existing Article III and replacing it in its entirety with the following:

ARTICLE III

The number of shares of common stock the Corporation is authorized to issue is600,000,000, with a par value of $.001 per share, and the Corporation is authorized to issue and to grant options or warrants to purchase or otherwise acquire shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall (full text appears on Exhibit A)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority

4. Effective date and time of filing: (optional) Date: May 24, 2013 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Curtis Sparrow
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

“Exhibit A”

Forming part of Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

ARTICLE III

The number of shares of common stock the Corporation is authorized to issue is 500,000,000, with a par value of $.001 per share, and the Corporation is authorized to issue and to grant options or warrants to purchase or otherwise acquire shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All shares of stock of this Corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences. The Corporation is prohibited from issuing nonvoting equity securities to the extent required by section 1123(a)(6) of the United States Bankruptcy Code.